Exhibit 99.1

Olympic Steel Reports Third-Quarter 2022 Results

Diversification strategy and operational discipline drive strong financial performance through shifting market conditions

CLEVELAND--(BUSINESS WIRE)--November 3, 2022--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended September 30, 2022.

Net income for the third quarter totaled $12.0 million, or $1.04 per diluted share, compared with net income of $44.5 million, or $3.87 per diluted share, in the third quarter of 2021. The results include $1.5 million of LIFO pretax expense ($0.10 per share impact) in the third quarter of 2022, compared with $7.0 million ($0.45 per share impact) of LIFO pretax expense in the same period a year ago. Adjusted EBITDA for the third quarter of 2022 was $25.3 million, compared with $70.5 million in the third quarter of 2021.

The Company reported sales totaling $634 million in the third quarter of 2022, compared with $668 million in the third quarter of 2021.

“Our third-quarter performance is further evidence that our strategy to diversify into higher-return, value-added products and services through acquisitions and organic growth has strengthened Olympic Steel,” said Richard T. Marabito, Chief Executive Officer. “As expected, metals pricing significantly declined during the quarter and macroeconomic uncertainty caused by ongoing supply chain constraints, labor shortages and inflation continued. The additional resilience built into our business, combined with our team’s hard work and sustained operating discipline, enabled Olympic Steel to withstand these challenges to deliver $25.3 million of Adjusted EBITDA for the third quarter. We simultaneously strengthened our balance sheet by reducing debt by $84 million, or 26%, so far this year.”

Marabito continued, “While we expect metals pricing to decline further and pressure profit margins in the fourth quarter, we are confident that we have reduced the impact of market cyclicality on our business. We anticipate strong cash flows and further debt reduction in the fourth quarter. We have significant capital to continue our diversification strategy by investing in additional acquisitions, new capacity, and efficiency through automation to deliver value to our shareholders.”

The Board of Directors approved a regular quarterly cash dividend of $0.09 per share, which is payable on December 15, 2022, to shareholders of record on December 1, 2022. The Company has paid a regular quarterly dividend since March 2006.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
(Figures may not foot due to rounding.)
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income per diluted share	$1.04	$3.87	$7.53	$8.36

Excluding the following items:
LIFO Expense	0.10	0.45	0.10	0.77
Gain on Sale of Detroit Operation	-	(0.23)	-	(0.23)
Gain on Sale of Milan Warehouse	-	-	(0.13)	-

Adjusted net income per diluted share (non-GAAP)	$1.14	$4.09	$7.49	$8.90

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021

Net income (GAAP):	$12,046	$44,533	$86,972	$96,190
Excluding the following items:
Foreign exchange loss included in net income	17	15	38	24
Interest and other expense on debt	3,007	1,947	7,276	5,618
Income tax provision	4,016	15,665	31,787	34,354
Depreciation and amortization	4,666	4,813	14,594	15,321

Earnings before interest, taxes, depreciation and
amortization (EBITDA)	23,752	66,973	140,667	151,507

LIFO Expense	1,500	7,000	1,500	12,000
Gain on Sale of Detroit Operation	-	(3,499)	-	(3,499)
Gain on Sale of Milan Warehouse	-	-	(2,083)	-

Adjusted EBITDA (non-GAAP)	$25,252	$70,474	$140,084	$160,008

Conference Call and Webcast

A simulcast of Olympic Steel’s 2022 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on November 4, 2022, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of transportation, energy, logistical services and labor; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, including additional shutdowns in large markets, such as China, and other factors; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; risks associated with the invasion of Ukraine, including economic sanctions, or additional war or military conflict, could adversely affect global metals supply and pricing; rising interest rates and their impacts on our variable interest rate debt; supplier consolidation or addition of additional capacity; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; general and global business, economic, financial and political conditions, including, but not limited to, recessionary conditions and legislation passed under the current administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; customer, supplier and competitor consolidation, bankruptcy or insolvency; the timing and outcomes of inventory lower of cost or net realizable value adjustments and LIFO income or expense; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; our ability to sell shares of our common stock under the at-the-market equity program; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 42 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended		Nine months ended
	September 30		September 30
	2022	2021	2022	2021

Net sales	$634,437	$668,466	$2,039,946	$1,687,667

Costs and expenses
Cost of materials sold (excludes items shown separately below)	527,466	520,866	1,643,119	1,304,234
Warehouse and processing	27,397	26,208	79,069	76,153
Administrative and general	26,929	24,811	88,520	74,328
Distribution	15,131	14,424	46,613	42,086
Selling	10,589	12,155	31,905	30,408
Occupancy	3,173	3,029	10,053	8,951
Depreciation	4,062	4,243	12,766	13,557
Amortization	604	570	1,828	1,764

Total costs and expenses	615,351	606,306	1,913,873	1,551,481

Operating income	19,086	62,160	126,073	136,186

Other loss, net	17	15	38	24

Income before interest and income taxes	19,069	62,145	126,035	136,162

Interest and other expense on debt	3,007	1,947	7,276	5,618

Income before income taxes	16,062	60,198	118,759	130,544

Income tax provision	4,016	15,665	31,787	34,354

Net income	$12,046	$44,533	$86,972	$96,190

Earnings per share:

Net income per share - basic	$1.04	$3.88	$7.53	$8.37

Weighted average shares outstanding - basic	11,548	11,492	11,543	11,491

Net income per share - diluted	$1.04	$3.87	$7.53	$8.36

Weighted average shares outstanding - diluted	11,557	11,515	11,548	11,509

Olympic Steel, Inc.
Balance Sheets
(in thousands)

	As of September 30, 2022	As of December 31, 2021
Assets

Cash and cash equivalents	$10,232	$9,812
Accounts receivable, net	279,344	284,570
Inventories, net (includes LIFO reserves of $21,236 and $19,736 as of September 30, 2022 and December 31, 2021 respectively)	508,103	485,029
Prepaid expenses and other	7,447	9,989

Total current assets	805,126	789,400

Property and equipment, at cost	424,051	413,396
Accumulated depreciation	(276,918)	(266,340)

Net property and equipment	147,133	147,056

Goodwill	10,496	10,496
Intangible assets, net	32,439	33,653
Other long-term assets	14,315	15,241
Right of use asset, net	27,475	27,726

Total assets	$1,036,984	$1,023,572

Liabilities

Accounts payable	$167,081	$148,649
Accrued payroll	38,071	44,352
Other accrued liabilities	19,441	25,395
Current portion of lease liabilities	6,124	5,940

Total current liabilities	230,717	224,336

Credit facility revolver	244,200	327,764
Other long-term liabilities	11,245	15,006
Deferred income taxes	16,317	9,890
Lease liabilities	21,850	22,137

Total liabilities	524,329	599,133

Shareholders' Equity

Preferred stock	-	-
Common stock	134,423	133,427
Accumulated other comprehensive income (loss)	1,256	(1,996)
Retained earnings	376,976	293,008

Total shareholders' equity	512,655	424,439

Total liabilities and shareholders' equity	$1,036,984	$1,023,572

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	203,122	244,519	34,189	41,203	N/A	N/A

Net sales	$336,259	$404,596	$188,301	$164,179	$109,877	$99,691
Average selling price per ton	1,655	1,655	5,508	3,985	N/A	N/A
Cost of materials sold	293,498	321,005	150,546	120,227	83,422	79,634
Gross profit	42,761	83,591	37,755	43,952	26,455	20,057
Operating expenses	41,029	46,427	22,683	19,289	19,360	17,703
Operating income	1,732	37,164	15,072	24,663	7,095	2,354

Depreciation and amortization	2,513	2,698	1,024	858	1,112	1,239
LIFO expense	-	-	-	-	1,500	7,000

	Nine months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	619,809	728,750	111,019	123,278	N/A	N/A

Net sales	$1,086,473	$976,480	$614,744	$428,533	$338,729	$282,654
Average selling price per ton	1,753	1,340	5,537	3,476	N/A	N/A
Cost of materials sold	931,844	755,111	455,977	331,348	255,298	217,775
Gross profit	154,629	221,369	158,767	97,185	83,431	64,879
Operating expenses	127,404	132,572	73,138	50,798	54,454	53,166
Operating income	27,225	88,797	85,629	46,387	28,977	11,713

Depreciation and amortization	7,885	8,570	3,037	2,662	3,620	4,035
LIFO expense	-	-	-	-	1,500	12,000
	As of September 30, 2022	As of December 31, 2021
Assets
Flat-products	$774,536	$777,074
Tubular and pipe products	262,130	245,962
Corporate	318	536
Total assets	$1,036,984	$1,023,572

Other Information
(in thousands, except per-share and ratio data)

(in thousands except per share data)
	As of September 30, 2022	As of December 31, 2021
Shareholders' equity per share	$46.06	$38.31

Debt-to-equity ratio	0.48 to 1	0.77 to 1

	Nine Months Ended September 30,
	2022	2021

Net cash from (used for) operating activities	$98,251	$(126,938)

Cash dividends per share	$0.27	$0.06

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com